LONE STAR STEAKHOUSE & SALOON, INC.

                     NONQUALIFIED DEFERRED COMPENSATION PLAN


         Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), hereby adopts as of the date set forth below the Lone Star Steakhouse & Saloon, Inc. Nonqualified Deferred Compensation Plan (the "Plan") for the purpose of providing certain select management employees of the Company and its affiliates unfunded deferred compensation benefits payable upon retirement, death, or other termination of employment.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 "Account Balance" means the balance standing to the credit of the Participant under his Participant Account and Employer Account as of the most recent Valuation Date, reduced by the amount of all actual distributions, if any, made therefrom since the immediately preceding Valuation Date.

         1.2 "Adopting Employer" means (a) each of those business entities listed on Attachment A hereto, (b) any domestic business entity in which the Company or an Adopting Employer acquires a majority ownership interest at any time following the Effective Date, and (c) any other business entity, domestic or foreign, which, following the Effective Date, is authorized by the Board to adopt the Plan.

         1.3   "Anniversary   Date"  shall  mean  December  31,  1999  and  each
anniversary thereof while the Plan remains in effect.

         1.4   "Board" means the Board of Directors of the Company.


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         1.5 "Committee" means the committee  appointed by the Board pursuant to
Section 8.1 of the Plan.

         1.6 "Company" means Lone Star Steakhouse & Saloon, Inc.

         1.7 "Compensation" shall mean either or both of a Participant's base salary or cash bonuses payable to the Participant by the Company or by an Adopting Employer within a Plan Year, which the Participant would be entitled to receive but for any deferral under this Plan.

         1.8 "Deferral Election" means the election made by a Participant pursuant to Article 4 of the Plan to elect to defer Compensation that would otherwise be payable to him during the Deferral Period.

         1.9 "Deferral Period" means that Plan Year or portion thereof for which the Deferral Election of a Participant is in effect.

         1.10 "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing any gainful occupation and which condition constitutes total disability under the Federal Social Security Act.

         1.11 "Effective Date" of the Plan means October 6, 1999.

         1.12 "Employee" means an employee of an Employer.

         1.13 "Employer" means the Company and any Adopting Employer that employs a Participant during all or any part of a Deferral Period.

         1.14 "Employer Account" means the account maintained on the books of the Company or an Adopting Employer for each Participant pursuant to Section 5.1(b) hereof.

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         1.15 "Forfeiture  Account" means the sum of the accounts  maintained on the books of the Company and the Adopting Employer pursuant to Section 6.3 hereof reflecting the net amount of forfeitures, and any gains or losses realized thereon, arising within a Plan Year.

         1.16 "Fund" means the fund established under the Trust Fund Agreement.

         1.17 "Participant" means an employee of the Company or an Adopting Employer who qualifies for eligibility to participate in the Plan as provided in
Article 3 of the Plan and who files a Deferral Election with the Committee in accordance with Article 4 of the Plan to evidence his election to participate in the Plan.

         1.18 "Participant Account" means the account maintained on the books of the Company or an Adopting Employer for each Participant pursuant to Section 5.1(a) hereof.

         1.19 "Payment Triggering Event" means any of the Termination of Employment, death or Disability of a Participant.

         1.20 "Plan" means the Lone Star Steakhouse & Saloon, Inc. Nonqualified Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

         1.21 "Plan Year" means the period commencing October 6, 1999 and ending December 31, 1999 and thereafter each 12-month period commencing January 1 and ending the following December 31 while the Plan is in effect.

         1.22 "Service" means the period of continuous employment of the Participant, commencing with the Participant's most recent date of hire by the Company or an Adopting Employer, including for this purpose the period of continuous employment of the Participant by any business entity whose operations have been assumed or acquired in whole or in part by the


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Company  or by any  Adopting  Employer  immediately  prior to the  Participant's above-described period of employment by the Employer or an Adopting Employer.

         1.23 "Stated Deferral" means the percentage of the Participant's Compensation that the Participant agrees to defer in accordance with his Deferral Election for the applicable Deferral Period.

         1.24 "Termination of Employment" means the Participant's cessation of employment with the Company or any Adopting Employer for any reason whatsoever, voluntarily or involuntarily, other than by reasons of death or Disability.

         1.25  "Trust"  means  the  trust   established  under  the  Trust  Fund
Agreement.

         1.26  "Trust  Fund   Agreement"   means  the  Trust   Agreement   dated
contemporaneously herewith by and between the Company, as grantor, and The Charles Schwab Trust Company, as trustee, for the purpose of holding the Fund.

         1.27 "Trust Fund Return" means the gain in value or diminution in value of the assets comprising the Fund and any incremental return (such as dividends or interest) derived therefrom from one Valuation Date to the next.

         1.28 "Trustee" means The Charles Schwab Trust Company or any successor trustee under the terms of the Trust Fund Agreement.

         1.29 "Valuation Date" shall mean each Anniversary Date, or such other date or dates deemed necessary or appropriate in the view of the Committee to determine the net worth of the assets comprising the Account Balance of a Participant hereunder.

         1.30 "Vested" means the nonforfeitable portion of the Participant Account or Employer Account of a Participant, computed in accordance with
Article 6 hereof.

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         1.31 "Year of Service" means 12 consecutive  months of Service rendered by a Participant, whether rendered prior to or following the Effective Date.

                                    ARTICLE 2

                                  PLAN SPONSOR

         2.1 Plan Sponsor. The Company shall be the sponsor and named fiduciary of the Plan, which the Company and the Adopting Employers have adopted for the benefit of certain designated highly compensated and key management Employees.

                                    ARTICLE 3

                                   ELIGIBILITY

         3.1 Eligible Employees. An Employee shall be eligible to participate in the Plan if his annualized base salary plus estimated cash bonuses, if any, in any Plan Year is in excess of $70,000 or his employment status is at the level of District Manager or higher, and the Employee is designated by the Committee as eligible to participate in the Plan.

                                    ARTICLE 4

                    EMPLOYEE DEFERRALS AND EMPLOYER ADDITIONS

         4.1 Procedure for Deferral. An Employee who is eligible to participate in the Plan shall, prior to the commencement of each Plan Year for which he is so eligible, file with the Committee a completed Deferral Election form provided to him by the Committee, setting forth the Participant's Stated Deferral during the forthcoming Deferral Period, and he shall thereupon become a Participant. The Participant's Deferral Election shall take effect as of the start of the Plan Year immediately following the filing of his completed Deferral Election form with the Committee and shall apply to the Stated Deferral of his Compensation that would otherwise be


                                       -5-

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payable during the Deferral  Period;  provided,  however,  that any  prospective
Employee who is designated by the Committee as eligible to participate in the Plan upon his commencement of employment may elect prior to his commencement of employment to defer that portion of his Compensation that he would otherwise be entitled to receive during the remainder of the Plan Year in which his Service commences.

         4.2 Manner of Deferral. Unless otherwise modified under Section 4.4 hereof, the Participant's Compensation shall be correspondingly reduced as follows:

                  (a) The percentage of Compensation shall be subtracted from the amount of Compensation otherwise payable to the Participant during the Deferral Period. (b) The amount of any salary deferred shall be subtracted in equal installments from the Participant's paychecks for the Deferral Period, and the amount of any bonus deferred shall be subtracted as a lump sum from the amount of any bonus otherwise payable to the Participant during the Deferral Period.

         4.3 Minimum and Maximum Deferrals. The following minimum and maximum deferrals shall be applicable to all Participants under the Plan; provided, however, that the Committee may, from time to time, in its sole discretion, adjust the minimum and maximum deferrals permitted hereunder.

                  (a) Minimum Annual Deferral. The minimum amount that a Participant may defer for any Plan Year shall be not less than 2 percent of a Participant's annualized base salary for such Plan Year or 2 percent of a Participant's cash bonuses payable to the Participant within such Plan Year.


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

                  (b) Maximum Annual Deferral. The maximum amount that a Participant may defer for any Plan Year shall not exceed 20 percent of a Participant's base salary and 20 percent of any cash bonuses payable to the Participant within such Plan Year.

         4.4 Election to Defer Irrevocable; Exception. Except as otherwise provided herein, a Participant's Deferral Election for a Deferral Period shall be irrevocable. The Committee, in its sole discretion, upon demonstration of substantial hardship by a Participant, may permit prospective modification within a Deferral Period of a Participant's Deferral Election. A request to modify the amount of Compensation deferred shall be submitted by a Participant in writing to the Committee at least one month prior to the date such modification is to take effect and shall set forth in detail the reasons for the requested modification. If a modification of the Deferral Election is granted by the Committee, such modification shall be effective for the balance of the Deferral Period. The Participant shall have no right to make up deferrals missed by reason of such modification.

         4.5 Employer Additions. For each Plan Year, the Participant's Employer shall credit to the Participant, concurrent with the deferral set forth in
Section 4.2(b) hereof, an amount equal to 50 cents for each dollar of Compensation that the Participant has elected to defer pursuant to his Deferral Election. The Board may, in its discretion, elect to authorize the Participant's Employer to credit, as of the date it so determines, an additional dollar amount on behalf of such Participant with respect to such Plan Year, which additional credit shall not be subject to any of the percentage limitations otherwise set forth in this Article 4.

                                    ARTICLE 5

                                    ACCOUNTS

         5.1 Establishment of Accounts. The Company and each Adopting Employer of a Participant shall establish accounts on its books for such Participant, and shall credit (or debit, in the event of a loss) to such accounts the following amounts at the times specified.

                  (a)      Participant Account.

                           (i) An amount equal to that percentage of Compensation that the Participant has elected to defer in his Deferral Election credited as of the date or dates the Participant would otherwise have received such Compensation, reduced by any amounts actually distributed to the Participant or that are required to be withheld under any state, federal, or local law for taxes or other charges from the Participant's deferred compensation; and (ii) As of each Valuation Date, an amount equal to the earnings or loss attributable to the Participant Account since the preceding Valuation Date as determined in accordance with this Article 5.

                  (b)      Employer Account.

                           (i) An amount equal to the Employer additions described in Section 4.5 hereof, credited as of the date or dates set forth therein, reduced by any amounts actually distributed to the Participant or that are required to be withheld under any state, federal, or local law for taxes or other charges from the Participant's deferred compensation; and

                           (ii) As of each Valuation Date, an amount equal to the earnings or loss attributable to the Employer Account of the Participant since the preceding Valuation Date as determined in accordance with this
                           Article 5; and (iii) As of each Anniversary Date, an amount, if any, equal to the share of the net Forfeiture Account arising under Article 6 of the Plan since the immediately preceding Anniversary Date allocable to the Employer Account of the Participant pursuant to the terms of Section 5.5 hereof.

         5.2 Contribution to Fund. For each Plan Year, the Company and each Adopting Employer shall contribute to the Fund amounts equal to the net deferred Compensation described in Section 5.1(a)(i) and the net Employer additions described in Section 5.1(b)(i). To the extent feasible, such contributions shall be made within a reasonable time following the credit to the accounts of a Participant on the books of the Company and each Adopting Employer of the amounts set forth in the immediately preceding sentence of this Section 5.2.

         5.3 Determination of Account Balance. As of each Valuation Date, the Committee shall determine (i) the net amount of the assets comprising the sum of all Participant Accounts prior to taking into account any Employee deferrals for that Plan Year and (ii) the net amount of the assets comprising the sum of all Employer Accounts prior to taking into account any Employer additions for that Plan Year and after deducting any expenses of the Fund that are unreimbursed by the Company or an Adopting Employer as of such Valuation Date. Thereafter, the Trust Fund Return as of such Valuation Date, if any, arising with respect to the amounts described in (i) and (ii) of the immediately preceding sentence shall be credited or debited, as the case may be, pro rata to the Participant Account and the Employer Account, respectively, of each Participant.

         5.4 Self-Directed Accounts. As an alternative to the method of determination set forth in Section 5.3, the Committee may select a group of investments for which a generally available market exists and in its sole discretion may authorize a Participant, prior to the beginning of each Plan Year, to request that his Account Balance be determined as if it had been invested for the forthcoming Plan Year among the investments within such group that the Committee permits him to select for such purpose. Such selection may be altered by a Participant, provided that any such alteration is requested of the Committee by the Participant prior to the commencement of a calendar quarter within the Plan Year in which the Participant has requested such self-direction of his Account Balance. Anything herein to the contrary notwithstanding, the Committee, in its sole discretion, may at any time disapprove, veto, reject or alter any investment request or selection of a Participant, as described in the preceding portion of this Section 5.4, and instead may select as a mechanism for the computation of a Participant's Trust Fund Return and the resulting valuation of his Account Balance under this Section 5.4 any methodology that it selects.
         5.5 Allocation of Forfeitures. As of the end of each Plan Year, the Committee shall determine the aggregate amount credited to the Forfeiture Account since the first day of such Plan Year and shall credit to the Employer Account of each Participant who is employed by an Employer on the last day of such Plan Year his pro rata share thereof, based on the respective Account Balances of the Participants on the last day of such Plan Year.

         5.6 Statement of Accounts. The Committee shall provide to each Participant, no less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the Account Balance standing to the credit of such Participant as of the most recent Valuation Date.

         5.7 No Funding. At all times while the Plan is in effect, the Account Balance of a Participant shall be understood to reflect only a means for the measurement and determination of the amounts to be paid to the Participant pursuant to the terms of the Plan, and a Participant's Account Balance shall not constitute or be treated as a trust fund of any kind, nor shall any assets held under the Trust be deemed to represent security for the performance of any obligation of an Employer hereunder but shall at all times be, and remain, the general, unpledged and unrestricted assets of such Employer.

                                    ARTICLE 6

                                     VESTING

         6.1 Participant Account. A Participant shall at all times be considered 100 percent Vested in the Participant Account established on the books of the Company or the Adopting Employer for his benefit.

         6.2 Employer Account. A participant shall be considered Vested in that percentage of the Employer Account established on the books of the Company or the Adopting Employer for his benefit determined under the following schedule based upon the Participant's completed Years of Service:

                      Completed
                  Years of Service                    Percentage
                  ----------------                    ----------
                           1                           25 percent
                           2                           50 percent
                           3                           75 percent
                           4                          100 percent

         6.3 Forfeiture Account. Upon a Participant's Payment Triggering Event, any amounts within his Employer Account in which he has not Vested shall be forfeited. The Company and each Adopting Employer shall maintain on their books a Forfeiture Account to which shall be credited all forfeitures arising under this Article 6 within a Plan Year and all gains or losses realized with respect to such forfeitures within such Plan Year, and as of the last day of such Plan Year, the amount then within the Forfeiture Account shall be allocated to the Employer Accounts of the Participants in accordance with Section 5.5 hereof.

                                    ARTICLE 7

                               PAYMENT OF BENEFITS

         7.1 Payment Triggering Event. Upon a Participant's Payment Triggering Event, the Participant shall be entitled to be paid, as compensation for services rendered prior to such date, a benefit equal to the amount determined in accordance with Section 7.2 below.

         7.2 Form and Timing of Payment of Benefits. The Committee may in its sole discretion elect to pay benefits to a Participant in the form of cash or in the form of an in-kind distribution of property having a fair market value equal to the cash value it would otherwise distribute, or a combination thereof, in the manner and under the circumstances set forth below:

                  (a) Death. If the Payment Triggering Event is the Participant's death, then, except as provided in Section 7.3, the Participant's beneficiary shall be paid his Account Balance, determined as of the end of the month preceding payment, no later than 90 days following notification in writing to the Committee of the appointment of the legal representative of the Participant's estate.


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


                  (b) Disability. If the Payment Triggering Event is the Participant's Disability, the Participant shall be paid his Account Balance, determined as of the end of the month preceding payment, no later than 90 days following the determination by the Committee of the Participant's Disability. (c) Other Events. If the Payment Triggering Event is the Participant's Termination of Employment, the Participant shall be paid his Account Balance, determined as of the end of the month preceding the payment or commencement of payments described in this Section 7.2, in the manner set forth below:

                           (i) Account Balance less than $30,000. The entire Account Balance shall be paid to the Participant no later than 60 days following the Anniversary Date within which there occurred the Participant's Termination of Employment.

                           (ii) Account Balance equal to or in excess of $30,000. The entire Account Balance shall be paid to the Participant no later than 60 days following the Anniversary Date within which there occurred the Participant's Termination of Employment, unless the Participant has elected prior to the commencement of his first Deferral Period under the Plan and with the approval of the Committee to be paid his Account Balance in quarterly installments over five years, with the first such installment commencing no later than 60 days following the Anniversary Date within which there occurred the Participant's Termination of Employment. The amount of the quarterly installments to be paid under such alternative method of payment during a particular calendar year shall be recalculated annually each Anniversary Date and shall be equal to the Participant's Account Balance as so recalculated on such Anniversary Date, divided by the number of remaining installment payments to be made, and the final installment shall consist of the remaining balance of the Participant's Account Balance. Any such election of a Participant to be paid under such alternative method shall only be revocable by the
                           Participant by his filing an application for such revocation, so long as such application for revocation is filed at least two years prior to his Termination of Employment and is approved by the Committee.

         7.3 Death After Commencement of Benefits. If a Participant dies after payments have commenced hereunder, but prior to receiving all of the scheduled payments, the installment payments as scheduled for the Plan Year in which the death occurred shall continue, but be made payable instead to the Participant's beneficiary, and then any remaining benefits shall be paid to the Participant's beneficiary in a single lump sum payment no later than 90 days following the notification in writing to the Committee of the appointment of the legal representative of the Participant's estate.

         7.4 Constructive Receipt. In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that by reason of elections made or actions taken hereunder a Participant has recognized gross income for federal, state or local income tax purposes prior to the actual payment of benefits to such Participant to which such gross income is attributable, the Committee may, in its sole discretion, authorize the payment to the Participant in one lump sum, within 90 days following such final determination of an amount equal to such recognized income. Thereafter, the Participant may be paid any remaining benefits available to the Participant under the normal terms and conditions hereof, provided, however, that a Participant who receives a distribution pursuant to the immediately preceding sentence of this Section 7.4 shall have his future benefits reduced in an amount equal to such distribution in such manner and at such time as the Committee may determine.

         7.5 Hardship Distribution. Upon a finding by the Committee that a Participant has suffered an unforseen financial emergency, the Committee, in its sole discretion, may first modify the Participant's Deferral Election, as provided in Section 4.4 hereof, and then may distribute to the Participant the portion of the balance of the Participant's Account Balance necessary to alleviate the hardship.

         7.6 Recipients of Payments: Designation of Beneficiary. All payments payable to a Participant shall be made to such Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be made to the beneficiary or beneficiaries of the Participant. In the event a beneficiary dies before receiving all of the payments due to such beneficiary pursuant to this Plan, the then remaining payments shall be paid to the legal representative of the beneficiary's estate. Each Participant shall designate a beneficiary by filing a written notice of such designation with the Committee in such form as the Committee may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary, or if the beneficiary is the Participant's spouse, in the event of dissolution of the marriage. If the


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

participant's Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of such
Participant's spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than 50 percent of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing. If no beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the legal representative of the Participant's estate.

         7.7 Payment to Minor or Incompetent. In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may authorize the payment of such benefit to the guardian, legal representative, or person having the care or custody of such minor or incompetent, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Committee and the Company and each Adopting Employer from all liability with respect to such benefit.

         7.8 Withholding, etc.. The Committee shall deduct from each payment under the Plan any Federal, state or local withholding or other taxes or charges which the Employer may be required to deduct under applicable law, and any amounts so deducted shall be treated as a payment hereunder to the Participant or his beneficiary.

                                    ARTICLE 8

                  ADMINISTRATION AND INTERPRETATION OF THE PLAN

         8.1 Committee. The Board shall appoint the members of the Committee and shall also possess the authority to remove a member of the Committee when the Board deems such action appropriate in its discretion. Members of the Committee may be Participants in the Plan.


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

The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

         8.2 Interpretation of Plan. The Committee shall interpret the Plan and any such interpretation by the Committee shall be final and binding upon a Participant, his spouse (if any), and beneficiary.

         8.3 Plan Administration's Appointment of Advisers. The general administration of the Plan shall be the responsibility of the Committee, which, with the consent of the Board, may appoint counsel, specialists, advisers, agents and other persons as may be necessary or desirable to assist the Committee in the administration and management of the Plan, including, but not limited to, assistance in maintaining Plan records and providing information to the Participants.

                                    ARTICLE 9

                                CLAIMS PROCEDURES

         9.1 Initial Claim. If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or any portion of an expected benefit under this Plan for any reason, the Claimant may file a claim with the Committee. The Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee prior to the end of the 60 day period stating that special circumstances require an extension of the time for decision for an additional period not to exceed an additional 60 days. The notice of the Committee's decision shall be in writing, sent by mail to the Claimant's last known address, and, if a denial of the claim, must contain the following information.

                  (a)      The specific reasons for denial;


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

                  (b) Specific reference to pertinent  provisions of the Plan on
                  which  the  denial  is  based;   and

                  (c) If applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

         9.2 Review. A Claimant may request a review of any denial of his claim by the Committee by submitting in writing such a request within 60 days of mailing of notice of the denial. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing. Absent a request for review within such 60 day period, the claim shall be deemed to be conclusively denied.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Unsecured Creditor Status. The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured general creditor of the Company or an Adopting Employer.

         10.2 No Assignment of Benefits. Neither the Participant nor any beneficiary under the Plan shall have any right to assign, transfer, sell, or
pledge  the  right  to  receive  any  benefits  hereunder,   and  any  attempted
assignment, transfer, sale, or pledge shall be void and not binding on the Company and any Adopting Employer.

         10.3 No Guarantee of Employment. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an employee of the Company or any Adopting Employer.


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


         10.4 Unfunded Plan. In adopting the Plan and entering into the Trust Fund Agreement, it is the intention of the Company that any benefits to be provided under the Plan shall be deemed unfunded for tax and pension law purposes and that any assets acquired by or held within the Trust shall not be deemed to constitute funding for the benefit of the Participant, his beneficiary, or his estate.

         10.5 Amendment and Termination. The Board may, at any time, amend, suspend, or terminate the Plan, provided that the Board may not reduce or modify any benefit payable to a Participant based on deferrals and Employer additions already made, without the prior consent of the Participant. If the Plan is terminated, any remaining deferrals under a Deferral Election shall not be made and all Employer additions shall cease as of the effective date thereof, but the amount represented by the Account Balance of each Participant shall continue to be held by the Trustee under the Trust and shall remain payable to the Participant in accordance with the terms and conditions of the Plan.

         10.6 Construction. The Plan shall be construed according to the laws of the state of Delaware.

         10.7 Communications. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant pursuant to the Plan shall be made in writing and in such form as the Committee shall prescribe. Such communication or notice shall be effective upon receipt, if sent by first class mail, postage prepaid, and addressed to the Committee, c/o the Company's offices at 224 East Douglas, Wichita, Kansas 67202.


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

         10.8 Approval of Plan Terms. A Participant's completion and filing of a Deferral Election under this Plan shall constitute the Participant's acceptance of all the terms of the Plan and his understanding that he shall become bound thereby.

         10.9 Captions. The captions at the head of an article, section or a paragraph of the Plan are designed for convenience of reference only and are not to be resorted to for the purposes of interpreting any provision of the Plan.

         10.10 Severability. The invalidity of any portion of the Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

         10.11 Binding Agreement. The provisions of the Plan shall be binding upon the Participant, his heirs, personal representatives, and beneficiaries and upon the Company and the Adopting Employers and their successors and assigns.

         10.12 Gender. Any references in the Plan in the masculine gender shall be interpreted to also reference the feminine gender and any references in the feminine gender shall be interpreted to also reference the masculine gender.



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         ADOPTED pursuant to resolution of the Board of directors of the Company as of the 6th day of October, 1999.

                                        LONE STAR STEAKHOUSE & SALOON, INC.



                                        By:_____________________________________



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